EFFECTIVE AUGUST 23RD, 2004 UNITED STATES	OMB APPROVAL
OMB Number: 3235-0060
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2004

STRESSGEN BIOTECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Yukon	333-12570	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350-4243 Glanford Avenue Victoria, British Columbia V8Z 4B9 Parent of Stressgen Biotechnologies, Inc. 6055 Lusk Boulevard, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code :	(250) 744-2811
(858) 202-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On August 25, 2004, Stressgen Biotechnologies Corporation (“Stressgen”), its U.S. subsidiary, Stressgen Biotechnologies, Inc. and their President and Chief Executive Officer, Daniel L, Korpolinski, entered into an employment agreement, which will supercede effective September 1, 2004 Mr. Korpolinski’s Employment Agreement dated March 8, 2000, as amended.  The agreement provides for a base salary and eligibility for a bonus equivalent to that which Mr. Korpolinski received in 2003.  In addition, Mr. Korpolinski and the board of directors agreed in principle that Mr. Korpolinski may be eligible for a special bonus in an amount to be agreed in the event of a transaction that the board determines substantially increases the value of Stressgen to its shareholders, such as new capital formation or regulatory and commercial milestones. In the event of a termination or significant change in responsibilities in connection with an acquisition, directly or indirectly, of more than 50% of the issued voting shares of Stressgen, Mr. Korpolinski would receive an amount equal to his “Average Salary” (defined as his base salary plus an average of the annual bonus, if any, awarded for the preceding three fiscal years, but excluding any special bonus) for 18 months.  His employee benefits would continue during that period.  After such a change of control, all unvested stock options Mr. Korpolinski holds would vest immediately and be exercisable for six months.  In the event of a termination without cause, Mr. Korpolinski would receive a severance package equivalent to 18 months of his Average Salary, payable in equal monthly installments, and employee benefits during the 18 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stressgen Biotechnologies Corporation

Date:	August 25, 2004	By:	/s/ Daniel L. Korpolinski
Daniel L. Korpolinski
President and Chief Executive Officer